EXHIBIT 99.1

Report From The President

DATE:	November 18, 2021

FEDERAL HOME LOAN BANK OF NEW YORK

DECLARES A 4.40% DIVIDEND FOR THE THIRD QUARTER OF 2021

I am pleased to announce that, on November 18, 2021, our Board of Directors approved a dividend for the third quarter of 2021 of 4.40% (annualized). The dollar amount of the dividend will be approximately $51.8 million. The cash dividend will be distributed on November 19, 2021.

Throughout 2021, the Federal Home Loan Bank of New York has been a reliable partner to our members as we work together to serve and support communities across our region. The stability of our franchise – which is seen in our continued ability to provide a consistent dividend – is key to the overall value of membership.

The health and economic crises resulting from COVID-19 continue to be unpredictable and may affect the environment in which the FHLBNY operates. Changes to market and business conditions may negatively impact the FHLBNY’s financial performance and level of dividends. The FHLBNY will continue to assess the potential effects of changes in the environment on its financial performance and dividend strategy.

We filed our Form 10-Q for the third quarter of 2021 with the U.S. Securities and Exchange Commission on November 12, 2021.

Sincerely,

José R. González
President and CEO

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

FEDERAL HOME LOAN BANK OF NEW YORK • 101 PARK AVENUE • NEW YORK, NY 10178 • T: 212.681.6000 • WWW.FHLBNY.COM